Exhibit 99.01

Continucare Corporation Reports Strong Fourth Quarter and Full Year Results

MIAMI--(BUSINESS WIRE)--September 7, 2011--Continucare Corporation (NYSE: CNU) today reported strong financial results for its fourth quarter and fiscal year ended June 30, 2011. Financial and operational highlights for the quarter include:

  Total revenue increased 12% to $88.5 million, compared to $79.3 million in the fourth quarter of fiscal 2010;
  Income from operations was $7.6 million, compared to $9.1 million in the fourth quarter of fiscal 2010;
  Net income was $4.7 million, or $0.07 per diluted share, compared to $5.7 million, or $0.09 per diluted share, in the fourth quarter of fiscal 2010;
  In June, Continucare entered into a definitive merger agreement with Metropolitan Health Networks, Inc. whereby Metropolitan will acquire Continucare in a cash and stock transaction valued at approximately $416 million; and
  Excluding $2.4 million of expenses incurred during the quarter related to the pending merger with Metropolitan, adjusted income from operations and net income increased to $10.0 million and $6.1 million (or $0.10 per diluted share), respectively, compared to the fourth quarter of fiscal 2010.

Full Year Results

For the fiscal year ended June 30, 2011, total revenue increased 7% to $333.5 million compared to $310.8 million in the prior fiscal year. Income from operations for fiscal 2011 increased to $37.4 million compared to $36.1 million for fiscal 2010. Net income for fiscal 2011 increased to $23.9 million, or $0.38 per diluted share, compared to $22.2 million, or $0.36 per diluted share for fiscal 2010. Excluding $2.5 million of expenses incurred during fiscal 2011 related to the pending merger with Metropolitan, adjusted income from operations and net income increased to $39.9 million and $25.5 million (or $0.41 per diluted share), respectively, compared to fiscal 2010.

Balance Sheet

Continucare’s cash and cash equivalents increased to $50.5 million at June 30, 2011 compared to $37.5 million at June 30, 2010, while working capital increased to $64.9 million at June 30, 2011 compared to $49.5 million at June 30, 2010. Total liabilities were $18.9 million at June 30, 2011 compared to $17.8 million at June 30, 2010. Shareholders’ equity increased to $162.0 million at June 30, 2011 from $136.0 million at June 30, 2010.

“Our track record of consistent improvement in operating results continued in our fourth quarter,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Revenues and operating income, excluding expenses related to our pending merger with Metropolitan Health Networks, exceeded the prior fiscal year’s fourth quarter results, marking our 17th consecutive quarter of year-over-year improvement. In addition, our balance sheet continued to strengthen with our cash and working capital positions reaching new record levels at fiscal year-end while our balance sheet remained virtually free of long-term debt.”

Definitive Merger Agreement with Metropolitan Health Networks, Inc.

On June 27, 2011, Continucare announced that it entered into a definitive merger agreement providing for the merger of Continucare with and into a wholly-owned subsidiary of Metropolitan Health Networks, Inc. (NYSE Amex: MDF) in a cash and stock transaction valued at approximately $416 million at the time of the announcement. Under the terms of the merger agreement, each holder of an outstanding share of Continucare common stock will receive $6.25 per share in cash, and 0.0414 of a share of Metropolitan common stock, which, based upon the share price at the time of announcement, is equal to approximately $0.20. The exact value of the consideration per share will depend on Metropolitan’s share price at closing. The merger is subject to the satisfaction of the closing conditions contained in the merger agreement. Continucare’s shareholders approved the proposed merger at a Special Meeting of Shareholders on August 22, 2011. Continucare currently expects to complete the merger on or about the end of September 2011.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities. Continucare has 18 well appointed medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides medical management services to independent primary physician affiliates in South Florida, assisting them with medical utilization, pharmacy management and specialist network development, thereby allowing them more time for patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates or manages more than 70 sleep diagnostic centers in 15 states. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: risks relating to the completion of the merger transaction with Metropolitan Health Networks; our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; recently enacted health care reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on our business; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$50,480,963	$37,542,445
Certificate of deposit	-	668,755
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $23,889,000 and $23,394,000 at June 30, 2011 and 2010, respectively	19,575,901	18,920,388
Prepaid expenses and other current assets	4,870,628	2,631,136
Deferred income tax assets	642,844	140,057
Total current assets	75,570,336	59,902,781
Property and equipment, net	16,084,193	12,728,184
Goodwill	79,625,601	73,994,444
Intangible assets, net of accumulated amortization of approximately $6,602,000 and $4,705,000 at June 30, 2011 and 2010, respectively	6,307,565	4,296,507
Deferred income tax assets	3,178,884	2,830,929
Other assets, net	138,429	112,747
Total assets	$180,905,008	$153,865,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,754,938	$810,376
Accrued expenses and other current liabilities	8,608,832	9,041,162
Income taxes payable	262,261	590,673
Total current liabilities	10,626,031	10,442,211
Deferred income tax liabilities	8,078,793	7,145,507
Other liabilities	183,382	249,248
Total liabilities	18,888,206	17,836,966
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,663,266 shares issued and outstanding at June 30, 2011 and 60,504,012 shares issued and outstanding at June 30, 2010	6,066	6,050
Additional paid-in capital	109,936,415	107,860,204
Accumulated earnings	52,074,321	28,162,372
Total shareholders’ equity	162,016,802	136,028,626
Total liabilities and shareholders’ equity	$180,905,008	$153,865,592

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(Unaudited) Three-Months Ended June 30,		Year Ended June 30,

	2011	2010	2011	2010

Revenue	$88,549,817	$79,288,452	$333,458,208	$310,791,463
Operating expenses:
Medical services:
Medical claims	58,334,362	53,795,138	216,226,209	208,857,229
Other direct costs	10,066,005	8,059,502	38,892,426	31,484,513
Total medical services	68,400,367	61,854,640	255,118,635	240,341,742
Administrative payroll and employee benefits	4,242,658	4,048,112	16,297,890	16,308,854
General and administrative	5,875,548	4,249,594	22,140,000	18,021,123
Merger transaction expenses	2,383,876	-	2,487,939	-
Total operating expenses	80,902,449	70,152,346	296,044,464	274,671,719
Income from operations	7,647,368	9,136,106	37,413,744	36,119,744
Interest income (expense), net	9,288	14,344	199,523	(50,084)
Income before income tax provision	7,656,656	9,150,450	37,613,267	36,069,660
Income tax provision	2,992,977	3,471,772	13,701,318	13,893,353
Net income	$4,663,679	$5,678,678	$23,911,949	$22,176,307

Net income per common share:
Basic	$.08	$.09	$.39	$.37
Diluted	$.07	$.09	$.38	$.36

Weighted average common shares outstanding:
Basic	60,635,280	60,144,343	60,584,930	59,777,789
Diluted	62,647,621	61,675,272	62,439,900	61,565,397

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,911,949	$22,176,307	$15,281,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,134,437	2,895,621	2,303,327
Change in liability for unrecognized tax benefit	(899,357)	-	-
Gain on change in fair value of contingent consideration	(620,946)	-	-
Loss on impairment of fixed assets	-	96,000	-
Loss on disposal of fixed assets	19,821	18,668	65,760
Provision for bad debts	392,702	118,895	-
Compensation expense related to issuance of stock options	1,823,107	1,391,768	1,163,472
Excess tax benefits related to exercise of stock options	(164,411)	(1,374,921)	(116,593)
Deferred income tax expense	82,544	675,796	230,923
Changes in operating assets and liabilities:
Due from HMOs, net	(655,513)	(1,596,789)	(1,997,816)
Prepaid expenses and other current assets	(60,643)	88,596	(104,129)
Other assets, net	(8,216)	56,365	42,735
Accounts payable	676,841	137,270	249,587
Accrued expenses and other current liabilities	(229,780)	3,270,660	(33,689)
Income taxes payable	(328,412)	(984,838)	549,398
Net cash provided by operating activities	28,074,123	26,969,398	17,634,096

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of certificates of deposit	-	(10,705)	(682,948)
Proceeds from maturities of certificates of deposit	668,755	575,603	723,442
Acquisition of sleep diagnostic centers, net of cash acquired	(11,497,530)	(1,507,858)	-
Purchase of property and equipment	(4,372,181)	(3,337,260)	(3,100,935)
Net cash used in investing activities	(15,200,956)	(4,280,220)	(3,060,441)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(187,769)	(300,584)	(115,225)
Proceeds from exercise of stock options	455,200	1,417,287	23,375
Shares withheld in connection with exercise of stock options	(366,491)	(1,408,079)	-
Excess tax benefits related to exercise of stock options	164,411	1,374,921	116,593
Purchase of noncontrolling interest in sleep diagnostic centers	-	(126,101)	-
Repurchase of common stock	-	-	(10,608,315)
Net cash provided by (used in) financing activities	65,351	957,444	(10,583,572)

Net increase in cash and cash equivalents	12,938,518	23,646,622	3,990,083
Cash and cash equivalents at beginning of fiscal year	37,542,445	13,895,823	9,905,740
Cash and cash equivalents at end of fiscal year	$50,480,963	$37,542,445	$13,895,823

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended June 30,
	2011	2010	2009
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

Purchase of equipment, furniture and fixtures with proceeds of capital
lease obligations	$184,941	$228,413	$123,831
Retirement of treasury stock	$-	$-	$10,608,315

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for taxes	$14,450,184	$13,870,000	$8,820,000
Cash paid for interest	$19,675	$19,041	$16,255

CONTACT:
Continucare Corporation
Fernando L. Fernandez, 305-500-2105
Senior Vice President – Finance